AMENDMENT NO. 3
                                       TO
                     DRUG BENEFIT PROGRAM SERVICES AGREEMENT



     In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,  the  undersigned,  being the  parties to that  certain  Drug
Benefit
Program Services Agreement dated as of March 1, 1994, as amended (the "Service Agreement"), hereby amend the Service Agreement effective October 1, 1998 as follows:

     1.  Sections  2.1(a),  2.1(b),  2.1(c),  3.1(a),  3.1(b)  and 3.1(c) of the
Service Agreement are deleted. Furthermore, the phrase "including but not limited to the following:" is deleted from Section 3.1 of the Service Agreement and substituted therefor shall be ".".

     2. RxCare and Pro-Mark expressly agree that each of them is free to solicit, negotiate, market, communicate and enter into contracts with any Drug Benefit Program or other person, entity or individual (whether Managed Care Organizations or Behavioral Health Organizations or the State of Tennessee) to provide pharmaceutical benefit management services on its own behalf and for its own benefit regardless of whether RxCare currently has a contract in force and effect with any such Drug Benefit Program and so long as any such new contract is not effective until the later of the following: (a) January 1, 1999 or (b) the day following the termination date of the existing contract between RxCare and such applicable Drug Benefit Program. Furthermore, RxCare and Pro-Mark shall notify each other within 24 hours of the receipt of any written or oral notification (whether or not such notification is in proper form under the terms of the applicable agreement) from an applicable Drug Benefit Program as to the termination date of each existing contract or Drug Benefit

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Program  covered  under an  existing  contract  which in any case has been or is currently being serviced by Pro-Mark under the Service Agreement.

     3. As part of the consideration for this Amendment, Pro-Mark agrees to pay RxCare the sum of $1,500,000.00. This payment shall be made at the time of the execution of this Amendment, and such payment shall not be considered in calculating the existence of cumulative losses or cumulative profits under the Service Agreement. As additional consideration for the execution and delivery of this Amendment by RxCare, Pro-Mark shall waive RxCare's obligations with respect to all cumulative losses under the Service Agreement (if any) existing on December 31, 1998 and RxCare shall have no further financial obligation with respect to such cumulative losses after December 31, 1998 under the Service Agreement, including any obligation under Amendment No. 2 to the Service Agreement, as further evidenced by a correspondence dated March 28, 1996, from Kathie Garrity of Pro-Mark to Gary Cripps. The parties acknowledge that a bona fide dispute exists with respect to RxCare's obligations (which it denies) under the instrument entitled "Amendment No. 2 to the Service Agreement." If cumulative profits exist under the Service Agreement on December 31, 1998 (prior to final adjustment to zero balance but excluding therefrom the amounts contemplated by Para. 4, Para. 5 and Para. 6 of this Amendment) one-half of such cumulative profits shall be paid by Pro-Mark to RxCare in accordance with the Service Agreement.

     4. Pro-Mark will furnish RxCare with administrative expense payments of $20,000.00 per month for the months of October, November and December 1998. These payments shall be delivered via an aggregate payment of $60,000.00 at the time of the execution of this Amendment.

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     5. Pro-Mark and RxCare shall use  reasonable  efforts to collect any monies owed to Pro-Mark and RxCare from Integrated Pharmaceutical Services, Inc. and Foundation Health Care, Inc. (collectively "Foundation/IPS") resulting from alleged underpayments by Foundation/IPS with respect to the provision of Pro-Mark Services (the "Foundation/IPS Claim"). In the event that the parties receive a settlement offer from Foundation/IPS (or any successor in interest) and only one of the parties desires to accept such offer, such party shall give written notice ("Notice") to the other party (by orally confirmed facsimile transmission) at the address set forth below the signature contained on this Amendment. The Notice shall include the offer received from Foundation/IPS and a statement setting forth all expenses incurred by such notifying party. The other party shall have five (5) days from the date of the receipt of the Notice to accept the settlement offer on the terms set forth in the Notice or to pay to the accepting party an amount equal to one-half of the settlement offer less one-half of the aggregate legal fees and expenses incurred by both parties. RxCare and Pro-Mark shall cooperate with each other with respect to the collection of the Foundation/IPS Claim and each party will be entitled to receive one-half of any amounts collected, whether by judgment, settlement or otherwise, less one-half of aggregate legal fees and expenses incurred by the parties in pursuing the claim.

     6. Within ten (10) days after receipt from each manufacturer of rebate payments delivered on account of the contracts with the Behavioral Health Organizations operating under the TennCare Partners Program for the period July 1, 1998, through December 31, 1998 (the "BHO rebates") Pro-Mark shall pay to RxCare one-half thereof. Should it later be determined by virtue of a settlement or proceeding to which RxCare and Pro-Mark are parties that such BHO rebates must be paid over (whether in whole or in part) to

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a third party,  (i) RxCare shall surrender to Pro-Mark or such  third-party,  as the case may be, one-half of the required repayment amount, subject to a maximum liability equalling the payments actually received by it from Pro-Mark on account of its share of BHO rebates, and (ii) Pro-Mark shall surrender to RxCare or such third-party, as the case may be, one-half of the required repayment amount. With the exception of the foregoing, Pro-Mark agrees to indemnify and hold RxCare harmless with respect to the claims of any third party unrelated to RxCare relating to the BHO rebate payments in excess of the actual amount of BHO rebates received by RxCare. Examples (for illustration but not limitation) of the parties' agreement hereunder are as follows:

     EXAMPLE I

     BHO rebate payments received total $2,000,000.00. Total payments by Pro-Mark to RxCare shall equal $1,000,000.00. Third party makes a claim with respect to the BHO rebates in the total amount of $3,000,000.00. The third party prevails and recovers a $3,000,000.00 judgment in a proceeding to which each of Pro-Mark and RxCare is a party. RxCare is responsible for $1,000,000.00 (its maximum liability) of such obligation. Pro-Mark is responsible for remaining obligation of $2,000,000.00.


     EXAMPLE II

     BHO rebate payments received total $2,000,000.00. Total payments by Pro-Mark to RxCare shall equal $1,000,000.00. A third party makes a claim with respect to BHO rebates in the total amount of $1,000,000.00. The third party prevails and recovers a $1,000,000.00 judgment in a proceeding to which each of Pro-Mark and RxCare is a party. RxCare is responsible for $500,000.00 of such obligation. Pro-Mark is responsible for the remaining obligation of $500,000.00.


     EXAMPLE III.

     BHO rebate payments received total $2,000,000.00. Total payments by Pro-Mark to RxCare shall equal $1,000,000.00. A third party makes a claim with respect to the BHO rebates in the total amount of $500,000.00. The third party

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     prevails and recovers a $500,000.00  judgment in a proceeding to which each of Pro-Mark and RxCare is a party. RxCare is responsible for $250,000.00 of such obligation. Pro-Mark is responsible for the remaining obligation of $250,000.00.


     7. In order to avoid controversies and disputes, RxCare and Pro-Mark each agrees that it, and its officers, directors, employees and agents and their respective parent companies, their officers, directors, employees and agents shall limit comments about the other, about their current and former relationship and about the termination of that relationship to the following statement and will decline to make further comments or respond to further questions citing this agreement:

     RxCare and Pro-Mark consider each other to be professional organizations able to provide competent services to their customers. They ended their contractual relationship to pursue their own business goals separately and they each wish the other success. The parties have agreed to limit their comments about the other to the foregoing statement and to not comment further on the other, their relationship or its termination.


     8. Each of Pro-Mark and RxCare shall have a perpetual, non-exclusive royalty free right to the ownership, possession and use, for any purpose whatsoever, of the software and data constituting the "pharmacists credentialling system" utilized by the parties under the Service Agreement, including the paper copies of all completed pharmacy questionnaires, supporting documentation and the verification process associated therewith (collectively, the "Credentialling System"). The parties agree to execute and deliver any and all agreements, instruments and documents and take any and all action reasonably requested by the other to evidence each party's respective rights in and to the joint ownership, use and right to possession of the Credentialling System. Promptly, but in any event within seven (7) days

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of the execution and delivery of this  Amendment,  Pro-Mark will deliver legible copies,  to the extent in existence,  of the completed  pharmacy  questionnaires
(with   supporting   documentation)   as  well  as  all  data  relating  to  the
Credentialling System together with a usable version of the software and electronically stored data. Pro-Mark further agrees to store all original Credentialling System questionnaires, together with supporting documentation, at its Nashville, Tennessee offices and shall provide RxCare access to such original documents during regular business hours upon three (3) days prior notice (oral or written).

     9. Each of Pro-Mark and RxCare agrees to continue to perform their respective obligations under the Service Agreement in good faith through the termination date, except as such obligations are modified hereby. Each of the parties further agrees to cooperate and provide reasonable assistance in good faith with respect to the conversion or transition of any Drug Benefit Programs to a new claims' processor, pharmacy benefit management company or other service provider. The parties acknowledge and agree that Pro-Mark shall require at least 14 days prior written notice of a transition or conversion of any Drug Benefit Program.

     10. Any term defined in the Service Agreement shall have the same meaning and effect when used in this Amendment.

     11. Except as modified hereby, all other provisions of the Service Agreement, including Amendment No. 1, shall remain in full force and effect; provided, however, that nothing herein shall affect the effectiveness of the notices of non-renewal given by each of the parties to the other.

     12. In further consideration of their undertaking, the parties agree as follows:

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          (A) The  parties  release  and  discharge  any claims  which they have raised or could have raised against the other with respect to internal financial accounting under the Service Agreement;

          (B) The parties each release and discharge any claims which they have raised or could have raised against the other with respect to prior acts relating to efforts to solicit, negotiate or market in order to secure contracts with any Drug Benefit Program or any other person, entity or individual;

          (C) The parties release and discharge any claims (except for Third Party Claims described below) which they have raised or could have raised against the other for operational matters including all matters within the ambit of the governmental investigations into the TennCare programs;

          (D) Unless RxCare has actual knowledge of the claim at the time of the execution of this Amendment, Pro-Mark agrees to assume full responsibility for the claims of third parties unrelated to RxCare ("Third Party Claims") to the extent that any such claim(s) is for Pro-Mark's performance or failure to perform its obligations under the Service Agreement; provided, however, that Pro-Mark's obligation is conditioned upon (1) RxCare immediately notifying Pro-Mark in writing of any such Third Party Claims; and (2) RxCare taking any action or not taking any action which Pro-Mark reasonably requests for the purpose of protecting Pro-Mark's rights or defending or mitigating Pro-Mark's obligations with respect to such Third Party Claim(s), and (3) Pro-Mark having the right to control any and all aspects of the defense and settlement of such Third Party Claim(s), including, if it exercises such right, the selection of counsel, the determination of all matters of tactics and strategy, and the amount, nature and timing of any negotiated resolution;

          (E) For purposes of the releases and discharges provided for in this Paragraph 12, the parties intend each release and discharge to include the claims of and the claims against the parties and their respective current and former (i) officers, directors, employees and agents, and (ii) parents, subsidiaries,

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     affiliates, successors, and assigns (and each of their respective officers, directors, employees, and agents) acting in their capacities as such.


     IN WITNESS WHEREOF, the parties have caused this instrument to be executed by the duly authorized representative effective as of the date first written above.

PRO-MARK  HOLDINGS,  INC.                         RXCARE OF TENNESSEE, INC.

By: /s/BARRY A. POSNER                            By: /s/MICHAEL SWAIN
    ------------------                                ------------------
Date: 11/24/98                                    Date: 11/24/98

ADDRESS:                                          ADDRESS:

c/o MIM CORPORATION                               RXCARE OF TENNESSEE, INC.
100 Clearbrook Road                               226 Capital Blvd Suite 510
Elmsford, NY 10523                                Nashville, TN 37219
Attn: General Counsel

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